Exhibit 99.3

Joint Filing Agreement

In accordance with Rule 13d-k(1) under the Securities Exchange Act of 1934, as amended, the persons named below agree to the joint filing on behalf of each of them of a statement on Schedule 13D (including amendments thereto) with respect to the securities of HF Foods Group Inc. and further agree that this Joint Filing Agreement be included as an Exhibit to such joint filings. In evidence thereof, the undersigned, being duly authorized, have executed this Joint Filing Agreement this April 10, 2023.

/s/ Weihui Kwok
Weihui Kwok

/s/ Yuanyuan Wu
Yuanyuan Wu

/s/ Fai Lam
Irrevocable Trust for Raymond Ni
Name:	Fai Lam, Trustee